EXHIBIT 99.1


     [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]


Date:  April 13, 2000                   Investor Contacts:
                                        Lynn Hord (972) 855-3729
                                        Carol Knies (972) 855-3116

FOR RELEASE:  Immediately               Media Contact:
                                        Randy Hicks (972) 855-3720


              ATMOS ENERGY REACHES DEFINITIVE AGREEMENT
      TO ACQUIRE LOUISIANA ASSETS OF CITIZENS UTILITIES COMPANY


Dallas, Texas -- Atmos Energy Corporation (NYSE: ATO) today announced that it has reached a definitive agreement to acquire the Louisiana gas operations of Louisiana Gas Service Company, a division of Citizens Utilities Company (NYSE: CZN), and LGS Natural Gas Company, a subsidiary of Citizens Utilities Company. Louisiana Gas Service Company serves approximately 279,000 customers and is headquartered in Harvey, Louisiana. LGS Natural Gas Company is an intrastate pipeline company that provides gas transportation service to industrial customers. This acquisition will make Atmos the largest natural gas distributor in the State of Louisiana with approximately 359,000 customers.

Under the terms of the agreement, Atmos will purchase the assets of Louisiana Gas Service Company and LGS Natural Gas Company for $375 million. This acquisition of assets will be accounted for as a purchase and is anticipated to be accretive to earnings in the first full year of operations after closing, excluding one-time charges related to the transaction. The transaction is expected to be completed within 12 months and is subject to approval by the Louisiana Public Service Commission.

"This transaction is consistent with Atmos' long-term corporate strategy of increasing the value of the Company through strategic acquisitions," said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation. "With the pending acquisition of Associated Natural Gas and the addition of Louisiana Gas Service Company, Atmos' customer base will increase to approximately 1.4 million customers, making Atmos the 5th largest pure gas utility in the United States."

Louisiana Gas Service Company provides natural gas distribution service to residential and commercial customers in approximately 190 communities in southeastern and northern Louisiana, an area with a combined population of more than 600,000. Its service territory includes the suburban areas of metropolitan New Orleans (excluding Orleans Parish), the north shore of Lake Pontchartrain and the Monroe/West Monroe metropolitan area.

SG Barr Devlin acted as financial advisor to Atmos Energy
Corporation on the transaction.

All statements, other than historical financial information and statements of historical facts included in this press release may be deemed to be "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. These statements reflect the Company's current views made in good faith with respect to future events and performance. Actual results may differ materially from those suggested in any such forward-looking statements as a result of certain risks and uncertainties. A discussion of these risks and uncertainties is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended September 30, 1999.

Atmos Energy Corporation of Dallas, Texas, distributes natural gas and propane to more than one million customers in 13 states through its operating divisions -- Energas Company, Greeley Gas Company, Trans Louisiana Gas Company, United Cities Gas Company, Western Kentucky Gas Company and United Cities Propane Gas, Inc.

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